MaverickMinerals
corporation

2501 Lansdowne Avenue
Saskatoon, SK
S7J 1H3

December 6, 2010

Mr. John F. Kearney
220 Bay Street, Suite 700
Toronto, ON M5J 2W4
Canada

Re: Working Interest in the Lankford Trust No.1 Well

Dear John,

This letter-agreement will serve to memorialize the principal terms and conditions relating to the acquisition by you and/or your nominees or assignees (collectively, the "Participants") of a 15% Working Interest in an oil and gas well, including its surrounding contract area or pooled acreage comprising 320 acres, or such other acreage as may agreed, with the permitted name of the Lankford Trust No. 1, (the "Well"), to be drilled by Maverick Minerals Corporation ("Maverick" or "the Company") in Fort Bend County, Texas.

The Well is scheduled to spud on December 8, 2010 and is intended to be drilled to a total depth of 13,500 feet by Pioneer Drilling Company, Maverick's contract drilling company, under the direction and management of Bruington Operating LLC, Maverick's Contract Operator.

1. Investment

The Participants will invest the total amount of US$500,000, the receipt of which is hereby acknowledged by the Company, to acquire a 15% Working Interest in the Well. The Company undertakes to forward such sum to the Contract Operator, Bruington Operating LLC., in a timely manner in order to meet the requirements for this investment to qualify for appropriate tax treatment in this tax year, 2010.

2. Joint Operating Agreement

Each of the Participants shall, prior to spud date, enter into a Joint Operating Agreement with Maverick as 'Operator' and the Participants as "Non-Operators", substantially in the form of the Model Form Operating Agreement attached as Schedule I hereto, which shall govern operations of the Well.

3. Accelerated Payment Until Payout

As a condition of this investment, and subject to the commercial completion of the Lankford Trust No. 1 Well and the commencement of sales receipts to Maverick, the Company agrees that it will cause its Contract Operator to have disbursed to the Participants, pro-rata to their portion

of the US$500,000 investment, 25% of Maverick's Working Interest proceeds from sale of production, until such time as it is determined by the Operator that total disbursements equal to the original investment of US$500,000 have been disbursed to the Participants ("Payout"). Following the Payout, the Contract Operator will adjust the disbursements to the Participants to the amount equal to 15% of the Working Interest proceeds from sales of production through the life of the Well.

4. Intangible Drilling Costs and Tax Elections

After the drilling of the Lankford Trust No. 1 is complete, and no later than January 31 of 2011, the Company will provide to the Participants a Statement of Operations allocating the amount of the investment of US$500,000 in order that the Participants can claim and include the information contained therein for purposes of filing federal tax returns in the United States of America. The statement will include the designation of the maximum amount of qualifying drilling costs as Intangible Drilling Costs (" IDC's "), which will be 100% deductible against income earned. The balance of the drilling costs, the Tangible Costs, may be capitalized and depreciated for tax purposes, by the straight-line method over a period of 7 years.

It is not the intention of this Agreement to create a partnership or joint venture relationship between the parties.

5. Subsequent Wells

With this execution of this Letter Agreement, and the investment by the Participants in Lankford Trust No. 1, you and/or your nominees or assignees will earn the right but not the obligation to participate in any future wells drilled by Maverick Minerals Corporation on the Farmout Acreage as described in the Farmout Agreement dated December 14, 2009 between Maverick and Southeastern Pipelines Limited. Your participation in any future well will be for a 10% Working Interest in any subsequent well on the Farmout Acreage by the investment of 10% of the completed cost of each subsequent well, as determined by the record of the Company's Contract Operator.

6. Indemnity

Maverick Minerals Corporation hereby fully and completely indemnifies and saves you and the Participants and your and their successors and assigns harmless from any and all claims, demands, or liability of any nature whatsoever arising in whole or in part from the Participants investment in the Well and from the drilling, completion or operation of the Well, and any Substitute Test Well or Subsequent Well drilled by the Company, including any reasonable attorney's fees incurred by you or the Participants in the defense of any such claim or demand, and from any liability or obligation of any nature whatsoever to Southeastern Pipelines Limited associated with the Farm Out Agreement dated December 14, 2009, or any liability for or any of the Company's indebtedness, loan, mortgage, or taxes assessed against the Company in conjunction with or related to the Well or the Farmout Acreage. This indemnity agreement shall additionally include all environmental claims of whatsoever nature, regardless of the date of any claim for environmental damage or liability and regardless of the date or purported date of the occurrence of any matter giving rise to any claim, for damage or liability, on, under or affecting the Well or the Farmout Acreage, in whole or in part, or in any way affecting lands adjacent to the Farmout Acreage or waterways flowing through the Farmout Acreage or affected by operations of any nature upon the Farmout Acreage.

7. **Insurance**

Maverick and all its Contractors and Subcontractors shall at all times while conducting operations on the Well or the Farmout Acreage carry insurance to protect and save the Participants harmless as follows:

(a) Workmen's Compensation Insurance in accordance with the laws of the state of Texas and Employer's Liability Insurance with limits not less than $1.000,000 for any one person and Maverick and its Contractors shall at all times comply with the laws of the state of Texas covering Workmen's Compensation Insurance.

(b) Public Liability Insurance for bodily injury and property damage for limits of not less than $1.000.000 for each occurrence / $2.000.000 aggregate.

(c) Automobile Public Liability Insurance with limits of not less than $1.000.000 combined single limit for bodily injury and property damage.

(d) In addition Maverick and its Contractors and Subcontractors will arrange and carry Operators Extra Expense Coverage, commonly referred to as Blow Out or Well Control Insurance, in the amount of at least Five Million and No/100 Dollars ($5.000.000) during the drilling, completing, testing, reworking or recompleting of the Well and or any Substitute Test Well or Subsequent Well drilled and earned pursuant to the provisions of the Farmout Agreement.

Maverick shall be named as an insured or an additional insured on any and all policies of insurance, including blow out or well control policies, and upon request a copy of all insurance certificates shall be promptly forwarded to Participants by Maverick

Maverick agrees to waive all rights of subrogation against the Participants on all policies of insurance subject hereto as well as any policy of insurance carried solely in the name of Maverick.

8. **Governing Law**

This Letter Agreement is exclusively governed by and construed in accordance with the State of Texas.

9. **Counterparts and Electronic Means**

This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date of successful transmission.

10. Further Assurances

Each Party shall from time to time and at all times do all such further acts and execute and deliver all such further agreements, acknowledgements or documents as may be reasonably required in order to perform and carry out the intent of the Parties or under the terms of this Agreement.

11. Interpretation

All terms not otherwise defined herein shall have the meanings set forth in the Joint Operating Agreement to be executed between Maverick as 'Operator' and the Participants as "Non-Operators", substantially in the form of the Model Form Operating Agreement attached as Schedule I hereto.

If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Agreement via electronic mail or fax.

Sincerely,

MAVERICK MINERALS CORPORATION

Per: ______________________
Robert Kinloch
President

The foregoing is hereby accepted and agreed to by the undersigned this 6th day of December, 2010.

WITNESSED BY:	)	
Bea Service	)	
Name	)	
Suite 700-220 Bay St.	)	
Address	)	
Toronto, ON M5J 2W4	)	**JOHN F. KEARNEY**
Administrator	)	
Occupation	)	